Exhibit 10.1

AGREEMENT

I.                                        DEFINITIONS AND PURCHASE PRICE

1.              Owner

As used in this Agreement, “Owner” refers to:

Perry Land Limited, LLC
Robert V. Perry, Manager
800 North Union Street
Lincoln, IL 62656

Fax No.:

2.              Purchaser

As used herein, “Purchaser” refers to:

Illini Bio-Energy
205 South Walnut St.
Rochester, IL 62563

Fax No.: (217) 498-9662

3.              The Property

As used herein, the term, “Property” means the real estate located in Logan County, Illinois and depicted on the plat map attached hereto, consisting of 215.25 acres, more or less in the aggregate, and having the following tax id numbers:

08-19-017-00 (137.5 ac.)
08-19-009-00 (76.13 ac.)
08-19-017-00 (1.62 ac.)

The legal description of the Property is attached.

4.              Purchase Price   As used herein, the term “Purchase Price” means the sum of $12,000.00 per acre, or $2,583,000.

II.                                   OPTION AREEMENT

1.               Grant of Initial Option. Upon payment by Purchaser of $20,000.00, (the “Initial Option Payment”) Owner grants to Purchaser the option to purchase the Property for the Purchase Price. The term of the option commences upon execution of this agreement by all parties, and shall continue through a date 15 calendar months from the date of execution of this agreement by Owner. (the “Option Period”). This is an exclusive option.

2.               Extension of Option Period. The Initial Option Period may be extended by Purchaser one time only for an additional 9 months from the date of its expiration, with payment of $10,000.00 on or before the initial expiration date. (“Extension Payment”). The Initial Option Period may be extended by Purchaser only if zoning and permitting has not been obtained by Purchaser on or before the end of the Initial Option Period.

3.               Payments. The Initial Option Payment shall be made within 5 days of Owner’s execution of this Agreement. Any Extension Payment shall thereafter be made to Owner at the address given above.

4.               Notice. Purchaser shall notify Owner in writing of all extensions upon making an Extension Payment; however, failure to give notice will not void an extension if the extension payment is timely made.

5.               Exercise of Option: Creation of Contract. Purchaser may exercise its option at any time during the Option Period, by delivering written notice of such exercise to Owner personally, or by sending written notice of such exercise by regular mail to Owner at the address set forth above, postmarked on or before expiration date. Exercise of the option shall give rise to a Contract to Purchase Real Estate, section III, below.

6.               Application of Option Payments. The sum of $5,000.00 from the Initial Option Payment is entirely non-refundable except in the case of the failure of the Seller to obtain the farm tenant’s agreement in accordance with paragraph 11, or except in the case of an adverse Phase I environmental study and Owner’s decision not to remediate, as set forth in paragraph 6 of the Contract to Purchase Real Estate. In the event Purchaser exercises the option, the remaining sum of $15,000.00 from the Initial Option Payment, and the Extension Payment, if made, shall be considered as earnest money under the Contract to Purchase Real Estate. In the event the option is not exercised, the remainder of the initial Option Payment and the Extension Payment, if made, shall be retained by Owner.

7.               Recordation. Purchaser may at its expense record a memorandum of this option agreement with the Recorder of Deeds of Logan County, Illinois.

8.               Inspection and Testing. During the Option Period, Purchaser, its agents and consulting and environmental engineers, shall have free and unrestricted access to the Property at reasonable times to make soil borings and otherwise investigate underground conditions, and to conduct nondestructive tests or surveys, provided that Purchaser shall be liable to Owner for all damages to the Property or growing crops thereon. Purchaser may, at its expense, have a Phase One Environmental Study performed with respect to the Property.

9.               Assignments. Purchaser may assign this option to a third party only with the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. “Third Party” does not include an entity under common ownership and control with Purchaser, to which Purchaser may freely assign this option. If Purchaser assigns this option contract to a third party, Purchaser shall have no further obligations with respect to this option or to any contract resulting from the exercise of option by the assignee.

10.         Zoning and Permitting. Purchaser shall, during the Initial and any Extension Period, pursue zoning and acquisition of permits to enable the Property to be used for an ethanol production plant, with reasonable diligence. Seller shall cooperate in such zoning and permit acquisition activities, and shall execute such documents as are reasonably requested by Purchaser.

11.         Tenants in Possession. Pursuant to an oral lease, Seller has rented the Property to a farm tenant for crop year 2005, and this option is subject to such tenant’s rights. Seller shall, within 30 days of execution of this option agreement, procure a written agreement from the lessee stating that lessee will allow access to the Property in accordance with paragraph 8 of this contract, provided that Purchaser pays for any crop damage caused thereby. If Seller fails to procure such agreement from the lessee, this option agreement will terminate and Seller will return the Initial Option Payment to Purchaser.

Seller may, by oral or written agreement, lease the Property to a farm tenant for crop year 2006. However, any such lease shall terminate no later than December 1, 2006. If Purchaser has not closed on the purchase of the Property by December 1, 2006, then Seller may lease the Property for crop year 2007, and any such lease will terminate no later than December 1,2007. Any farm lease entered into for any 2006 or 2007 crop years shall be subject to the condition that lessee will allow access to the Property in accordance with paragraph 8 of this contract, provided that Purchaser pays for any crop damage caused thereby, and subject to the further condition that if Purchaser takes title to the Property, Purchaser may destroy growing crops after taking title, provided that Purchaser pays the tenant the value of the growing crops. This paragraph 11 shall survive any exercise of option by Purchaser, and shall survive closing.

This Option Agreement is executed by the Purchaser on this 23rd day of February, 2005 and constitutes an offer to Owner, which will remain open until midnight, on March 10, 2005. If Owner delivers or faxes an executed agreement to Purchaser by that date and time, this option agreement shall be effective. If Owner does not deliver or fax an executed agreement to Purchaser by that date and time, the offer is withdrawn. If Owner faxes the agreement to Purchaser, Owner shall deliver or mail an agreement containing Owner’s original signatures to Purchaser within 2 working days.

Owner:

Perry Land Limited, LLC

/s/	Robert Perry
By:	Robert Perry, Manager

/s/Perri Roberts
By:	Perri Roberts, Manager

Purchaser:
Illini Bio-Energy, an Illinois cooperative

By:	/s/ Ernest D. Moody, President
Authorized Officer

III.                              CONTRACT TO PURCHASE REAL ESTATE

Purchaser’s exercise of the option constitutes an agreement for Purchaser to purchase, and for Owner to sell, the Property for the Purchase Price in accordance with the following terms and conditions.

1.                                       Owner shall within 30 days after the exercise of option, furnish at Owner’s expense a commitment for an Owners Title Guaranty Policy issued by an affiliate of Chicago Title Insurance Company, or other company acceptable to Purchaser, for the amount of the purchase price, showing merchantable title to the Property in Owner, subject only to the following:

a.               All real estate taxes, special assessments and special service area taxes now a lien, levied, or confirmed after the date hereof, except as hereinafter provided.

b.              Building, uses and occupancy restrictions, if any.

c.               Zoning laws and ordinances.

d.              Easements of record or in place affecting the premises, if any.

e.               Drainage ditches, feeders and laterals, if any.

f.                 Mortgage or other liens that may be eliminated at closing by application of the purchase price.

g.              Subject to rights of tenants in possession, as set forth in paragraph 11 of the Option Agreement.

2.               Purchaser shall, within 15 days after receiving such title evidence, provide Owner or his agent with any written objections to the merchantability of the title. Purchaser may in its sole discretion waive any or all objections, and in such case, Owner shall proceed to closing.

3.               This transaction shall be closed within 45 days after Purchaser’s exercise of the Option unless the closing must be extended in order to clear title in accordance with paragraph 2. Owner shall deliver possession on the date of closing. All prorations, including rents, general real estate taxes and special service area taxes, shall be made as of the date of closing, based upon latest available information. Special assessments are not subject to proration. Rather, at Purchaser’s option, all remaining installments of special assessments shall be paid by Owner at or prior to closing, or due credit shall be given to Purchaser at closing. Mortgages and other liens shall be cleared by application of the purchase price.

4.               At closing Owner shall convey and transfer the Property to Purchaser by recordable warranty deed, releasing homestead. The Purchase Price, subject to credits and prorations, shall be paid and all documents relative to the transaction shall be signed and delivered.

5.               Should Purchaser materially breach this contract, the Owner’s remedy shall be, at Owner’s option, (a) to retain the earnest money in full satisfaction of all claims and damages; or

(b) have specific performance. In the event of Owner’s material breach of this contract, Purchaser may elect, at Purchaser’s sole option, to (a) void the contract and have a return of its earnest money; or (b) affirm the contract, and have any available rights and remedies at law or in equity, including but not limited to specific performance.

6.               At any time prior to closing, Purchaser and its agents and consulting and environmental engineers shall have free and unrestricted access to the Property at all times to make soil borings and to conduct tests and surveys of underground conditions, provided that if Purchaser shall be liable to all damages to the Property or growing crops thereon. Purchaser may, at its expense, have a Phase One Environmental Study performed with respect to the Property. If such study, or if any such study made pursuant to paragraph 8 of the Option Agreement, discloses the presence or possibility of toxic or hazardous materials requiring remediation under federal, state and local law, Owner may cause such remediation to be made at Owner’s expense. If Owner is unwilling or unable to cause the remediation of the Property, Purchaser may void this Contract, and all earnest money previously paid shall be returned to Purchaser, except $5,000.00, which Owner may retain.

7.               Time is of the essence of this Contract. The warranties and agreements herein contained shall extend to and be obligatory upon the heirs, executors, administrators, successors and assigns of me parties hereto.

8.               All notices and demands to or by the parties shall be in writing. The mailing of any such notice or demand to the Owner or to the Purchaser at their respective addresses set forth above shall be considered sufficient service. If there is more than one Owner or Purchaser, the mailing of notice or demand to any one Owner or Purchaser shall be considered to be sufficient notice or demand on all Owners or Purchasers.

9.               Agreement is the entire agreement of the parties with respect to its subject matter,and all prior representations and negotiations are expressly disclaimed. This Agreement may be amended only by a writing signed by all the parties.

10.         The parties represent that no commission is due to any broker as a result of this transaction. All parties waive any claim of conflict if any party is affiliated with any broker.

11.         All actions for breach of this contract shall be brought only in a court of competent jurisdiction in Logan County, Illinois, and the parties agree to such court’s jurisdiction over the person and that venue is proper therein. In the event of litigation, the substantially prevailing party shall be entitled to an award of its costs, expenses and reasonable attorneys fees.